EXHIBIT 10.30

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”) is made by and between Peter A. Corrao (the “Employee”) and Inuvo, Inc., a Nevada corporation (the “Company”) as of this 19th day of December, 2012 (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Employee is employed by the Company as Chief Executive Officer and President pursuant to an Employment Agreement dated March 1, 2012 (the “Employment Agreement”); and

WHEREAS, Employee, by signing below, acknowledges Employee’s separation from employment with Inuvo and as an employee of Inuvo and Insperity Companies II, L.P. (“Insperity”) in any other capacity, effective January 13, 2013, as well as Employee’s resignation as a director of the Company effective as of the Effective Date.

WHEREAS, the Company and the Employee are sometimes referred to herein collectively as the “Parties,” or individually as a “Party.”

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Employee and the Company agree as follows:

1.   On December 13, 2012 the Company delivered written notice of termination without Cause (as defined in the Employment Agreement) to Employee (the “Notice Date”).  Accordingly, the Employee’s employment with the Company and Insperity will be terminated effective January 13, 2013 (the “Termination Date”).  Employee no longer serves or acts as the Company’s Chief Executive Officer and President as of the Notice Date but shall remain an employee through the Termination Date.  Between the Notice Date and the Termination Date Employee shall not be required to report to work, but, as the Company directs, shall be available to assist the Company with the orderly transition of his duties.  Additionally, Employee resigns as a director of the Company effective as of the Effective Date.

2. Until the Termination Date, the Company shall pay the Employee (i) the earned but unpaid portion of the Employee’s Basic Salary (as defined in the Employment Agreement) through the Termination Date and (ii) any other amounts or benefits owing to the Employee under the applicable employee benefit, incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with the terms of such plans and programs.  All payments made under this Paragraph 2 will be subject to applicable federal and state tax withholding and statutory deductions.

3.   Following the Termination Date, the Company shall pay the Employee $427,916.67 paid over a period of thirteen months in twenty-six (26) equal installments payable on the 15th and last business day of each month (collectively, the “Severance Payments”).   All payments made under this Paragraph 3 will be subject to applicable federal and state tax withholding and statutory deductions.  Employee agrees and understands that the severance payments made under this Agreement are the sole responsibility of the Company and that Insperity Companies II, L.P. (“Insperity”) has no obligation to make the severance payments even though they may be processed in whole or in part through Insperity. Furthermore, Employee understands and agrees that if the Company determines that any amounts to be paid to Executive under this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company shall in good faith adjust the form and timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A.  During the period in which the Severance Payments are being made, Employee shall be available, at times reasonably convenient to Employee and not to exceed 40 hours in the aggregate, to provide strategic advice and consult with the Company’s then current Chief Executive Officer regarding the Company’s business, provided, however, during the course of such service the Company and Employee also agree that the Company will not provide Employee, and Employee will not seek or gain access to, internal business information of the Company which may be considered material information under federal or state securities laws or rules.  In the event of Employee's death at any time during the thirteen-month period of Severance Payments, Employee's surviving spouse will be entitled to any remaining payments under this paragraph on the same terms as stated in this paragraph. If Employee's spouse does not survive him, the Company's obligations under this paragraph will cease.

4.   Following the Termination Date, the Company shall pay the Employee an amount equal to 100% of the Company’s cost for employee benefits (including, without limitation, health, life, disability and pension) as if Employee were an Employee during the Severance Period (as defined in the Employment Agreement) as well as the COBRA Differential (as defined below) paid over a twelve month period in equal installments on the same payment schedule as the Severance Payments.  For purposes of this Agreement, the COBRA Differential shall mean the difference in cost between the Company’s cost for health insurance for Employee and the amount anticipated to be paid by Employee for COBRA during the Severance Period (as defined in the Employment Agreement) less the amount of the applicable copayment Employee would have had if he were still an employee of the Company. All payments made under this Paragraph 4 will be subject to applicable federal and state tax withholding and statutory deductions.  In the event of Employee's death at any time during the twelve-month period of the payments made under this Paragraph 4, Employee's surviving spouse will be entitled to any remaining payments under this paragraph on the same terms as stated in this paragraph. If Employee's spouse does not survive him, the Company's obligations under this paragraph will cease.

5.   As additional consideration for entering this Agreement, the Company agrees to issue the Employee restricted stock units for 45,045 shares of common stock under the Company’s 2010 Equity Compensation Plan, as amended.  Such restricted stock units shall be subject to forfeiture based on Employee’s compliance with this Agreement, as determined by the Company, and shall vest 50% on the first anniversary of the Notice Date and 50% on the second anniversary of the Notice Date.  All payments made under this Paragraph 5 will be subject to applicable federal and state tax withholding and statutory deductions and Employee may elect to have a net issuance of the shares to cover such taxes.  In the event of Employee's death at any time during the two-year period stated in this Paragraph 5, Employee's surviving spouse will be entitled to any remaining restricted stock units under this paragraph on the same terms as stated in this paragraph. If Employee's spouse does not survive him, the Company's obligations under this paragraph will cease.

6.   Notwithstanding anything to the contrary herein, in the event there is a Change in Control of the Company (as defined in the Employment Agreement) during the Severance Period, any and all amounts due hereunder that have yet to be paid to Employee shall be paid to Employee concurrently with the Change in Control transaction, and any and all unvested restricted stock units provided under Paragraph 5 of this Agreement shall vest concurrently with the Change in Control transaction, although Employee and the Company agree that no Change in Control payments as defined in the Employment Agreement shall be paid to Employee.

7.   The Employee hereby acknowledges and agrees that the payments and benefits specifically provided for herein are in complete satisfaction of and constitute all of the payments and benefits to which the Employee is entitled relating to severance or otherwise in connection with the termination of the Employee’s employment with the Company.  The Employee hereby acknowledges and agrees that Section 6(b) of the Employment Agreement requires, as a condition precedent to receiving the Severance Payments, the Employee to provide the Company with a written general release that releases the Company from both known and unknown claims and in which the Employee agrees not to disparage the Company or its affiliates and in which the Employee acknowledges his continuing obligations under the Non-Competition, Confidentiality and Non-Solicitation Agreement entered into by the parties (the “Non-Competition Agreement”), all of which are contained hereunder.

8.   In exchange for the valuable consideration hereunder, including but not limited to the Severance Payments, the Employee hereby releases the Company, Insperity and each of their respective employees, officers, directors, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, legal representatives and assigns, as well as each of the above entities’ past and present officers, directors, employees, shareholders, members, trustees, joint venturers, attorneys, partners, and anyone claiming through them (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees and compensation in any form whatsoever, whether known or unknown, which the Employee now has or may have, or which may hereafter accrue against any of the Released Parties on account of or in any way growing out of the Employee’s employment with the Company and Insperity and the Employment Agreement or the termination thereof or otherwise arising up to and including the Termination Date, including, but not limited to, claims for wrongful discharge, breach of implied or express contracts (including the Employment Agreement), breach of an implied covenant of good faith and fair dealing, tortious interference with contract or prospective economic advantage, claims for wages, vacation and bonus compensation, violation of public policy, intentional or negligent infliction of emotional distress, negligent hiring/supervision, defamation, fraud, or other wrongful conduct, including, specifically, any claims arising out of any legal or contractual restriction on the Company’s or Insperity’s right to terminate its employees, claims for wages, bonuses, incentives, employment benefits, and claims under Title VII of the Civil Rights Act of 1964, as amended,  the Civil Rights Act of 1991 and the laws amended thereby, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the New York Human Rights Law, the New York Equal Rights law, the New York Genetic Disorder Law, the New York City Human Rights Law, New York Labor Law Sections 194, 201(c), 201(d), 202(a), 215, 736, 740, the New York State Military Law, the New York State Whistleblower Law, New York wage and hour laws, or any other provision of federal, state or local statutory or common law or regulation.

10.           To the extent not prohibited by applicable law, the Employee hereby warrants that he has not and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against the Company and / or Insperity and/or the Released Parties, and Employee waives, or at a minimum assigns to the Company and / or Insperity, any and all rights to any and all forms of recovery or compensation from any legal action brought by Employee or on Employee’s behalf in connection with Employee’s employment with the Company or Insperity or the termination of Employee’s employment with the Company or Insperity.  To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by Employee in breach of this covenant, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such lawsuit or action.  The Employee further acknowledges and agrees that any material breach by Employee of any of the terms contained in this Agreement relieves the Company and Insperity of any and all obligations it may have pursuant to this Agreement. The Employee further agrees that should he bring any type of administrative, equitable,  or legal action arising out of claims waived under this Agreement, the Employee will bear all legal fees and costs associated therewith, including those of the Released Parties.  Furthermore, nothing in this Agreement prevents Employee from filing any claim that the law precludes him from waiving by agreement, including any administrative charge or complaint filed with the Equal Employment Opportunity Commission, any state equivalent, or any other governmental agency.  Employee, however, expressly waives and releases any right Employee may have to recover any damages (including without limitation any attorneys’ fees) resulting from such an administrative charge or any complaint that may be instituted on Employee’s behalf against the Company by the Equal Employment Opportunity Commission, any state equivalent, or any other governmental agency, or in any class or collective action that may be filed on Employee’s behalf.

11.           To the extent not prohibited by applicable law, the Company hereby warrants that it has not and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against Employee, and the Company waives, or at a minimum assigns to Employee, any and all rights to any and all forms of recovery or compensation from any legal action brought by the Company or on the Company's behalf in connection with Employee’s employment with the Company or Insperity or the termination of Employee’s employment with the Company or Insperity.  To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by Company in breach of this covenant, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such lawsuit or action.  The Company further acknowledges and agrees that any material breach by the Company of any of the terms contained in this Agreement relieves Employee of any and all obligations he may have pursuant to this Agreement. The Company further agrees that should it bring any type of administrative, equitable,  or legal action arising out of claims waived under this Agreement, the Company will bear all legal fees and costs associated therewith.  The Company does not release, waive or discharge Employee from any legal, equitable or administrative claim or action based on any act of fraud, dishonesty, embezzlement, intentional wrongdoing or criminal conduct committed by Employee during his employment with the Company.

12.           On or before the Termination Date, the Employee will return all Company Property within his possession, custody, or control to the Company.  As used herein, the term “Company Property” means any and all documents, electronic information,  or other tangible things that are confidential or proprietary to the Company or any affiliate thereof or otherwise relate to the business of the Company.  The Employee hereby represents and warrants that he has not retained any copies, electronic or otherwise, of any such Company Property.  The term “Company Property” does not include the Employee’s copy of this Agreement.  The Employee agrees to cooperate with the Company with regard to resigning all corporate positions and directorships he may have with the Company and/or any affiliated entities.  Employee will promptly provide such information about the corporate records of the Company as might be requested by the Company.  As part of providing such cooperation, Employee agrees to execute such documents as might be requested by the Company.  Notwithstanding the foregoing, Employee may retain his Company owned Lenovo laptop computer and Apple cell phone, after Company Property is deleted by the Company’s technology personnel on both devices.  Between the Notice Date and the end of the Separation Period the Company shall forward any personal mail received at the Company’s office to Employee’s residence.  Prior to the Termination Date, the Company shall ship Employee’s personal belongings in his office to Employee’s residence.

13.           Between the Notice Date and the Termination Date the Employee shall (i) have use of the Company’s corporate apartment in New York City, and (ii) have access to the Company’s VPN to access his e-mail account.

14.           The Employee and the Company agree that they will not directly or indirectly, individually or in concert with others, for a period of five years from the date of this Agreement, (i) disparage the Employee’s or the Company’s, as applicable, reputation, goodwill, services, business and/or the Company’s stockholders, directors, officers, employees, agents, representatives and any affiliates; or (ii) engage in any conduct, take any actions, make any statements (oral or written), or engage in any Internet or other electronic communications (such as blog posts, message boarding, text messages, e-mail, or instant messages) to the public, future employers, Company shareholders, customers, or vendors, the investment community, the media, current, former or future Company employees, or any other third party whatsoever that is calculated to disparage or could reasonably be considered to disparage the Employee’s or the Company’s, as applicable, reputation, goodwill, services, business and/or stockholders, directors, officers, employees, agents, representatives and its affiliates.  Nothing contained in this Paragraph shall alter or extend the terms of the Non-Competition Agreement..

15.           The Employee agrees to provide thorough and accurate information and testimony voluntarily to or on behalf of the Company or any affiliate thereof regarding any investigation, litigation or claims initiated by or against the Company or any affiliate thereof or by any entity or person(s) (individually, a “Proceeding,” and collectively, the “Proceedings”), but he agrees not to disclose or to discuss with anyone who is not directing or assisting in any Proceeding, other than his attorney, the fact of or the subject matter of any Proceeding, except as required by law.  The Employee will take all reasonable steps to cooperate fully with the Company or any affiliate thereof in supplying thorough and accurate information in each Proceeding and during the defense or prosecution thereof.  The Employee will accommodate his schedule to cooperate with the Company or any affiliate thereof and provide such information as soon as is reasonable under the circumstances.  In requesting information the Company or any affiliate thereof will attempt to work with the Employee to arrange times that reasonably accommodate his schedule and, to the extent permitted by law, the Company will reimburse the Employee for reasonable travel, commuting, parking or other similar out-of-pocket expenses incurred by him in connection with providing such information or testimony.

16.           The Employee acknowledges and agrees that the Company may disclose the terms of this Agreement in accordance with applicable legal requirements.  The Company also shall give the Employee the opportunity to review and comment on any press release and / or securities filing regarding Employee’s departure from the Company.

17.           This Agreement shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

18.           The Employee and the Company agree and expressly acknowledge that this Agreement includes a waiver and release of all claims which the Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. ("ADEA"), including the Older Workers' Benefits Protection Act ("OWBPA"). .  The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

(a)	The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Employee signs this Agreement;

(b)	The Employee is advised by this writing to consult an attorney before signing this Agreement;

(c)	The Employee is granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Agreement;

(d)
The Employee will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of his signing this Agreement, and this Agreement shall not become effective or enforceable until that revocation period has expired without the Employee having revoked this Agreement (the “Effective Date”).  In order to revoke this Agreement, the Employee must submit written notice of his revocation to:

Wally Ruiz
Inuvo, Inc.
143 Varick Street
New York NY 10013

such that the notice is received by said person before the expiration of the seven (7) day revocation period; and

(e)
The Employee hereby acknowledges and agrees that this Agreement is written clearly in a manner which he understands he is knowingly and voluntarily waiving and releasing his rights and claims only in exchange for consideration (something of value) in addition to anything of value to which he is already entitled.

19.           The Parties agree that should a Party breach any of the obligations under this Agreement, (including through actions or communications prior to executing this Agreement), in addition to any other legal or equitable remedies to which the non-breaching Party may be entitled, the non-breaching Party may (1) stop any further payments or provision of any benefits that may be due and owing under the Agreement; (2) cease further performance of any other obligations under this Agreement (with the exception of the obligations set forth in Paragraph 14); and (3) recover from the breaching Party all reasonable attorneys' fees, costs and expenses in proving, by court order, judgment, jury verdict, or private settlement, the breaching Party's breach of this Agreement.

20.           Employee acknowledges and agree that the Company has not made any representations to the Employee regarding the tax consequences of any amounts received by the Employee pursuant to this Agreement and further the Employee agrees that he shall be solely responsible for payment of all his personal tax liabilities due on any and all payments to him set forth in this Agreement, including but not limited to federal, state and local taxes, and interest and penalties, which are or may become due.

21.           Nothing contained in this Agreement, or the fact of its submission to the Employee, shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of the Company or the other Released Parties of any violation of federal or state statutory or common law or regulation.

22.           If any portion of this Agreement is held to be invalid or legally unenforceable, such portion will be enforced to the greatest extent permitted by law and the remaining portions of this agreement will not be affected and will be given full force and effect.

23.           This Agreement sets forth the entire agreement between the Parties and supersedes any and all prior oral or written agreements or understandings between the Employee and the Company concerning the subject matter of this Agreement.  This Agreement may not be altered, amended or modified, except by a further written document signed by the Employee and an authorized officer of the Company.  Nothing herein, however, shall alter, limit, or modify the Non-Competition Agreement, or Employee's non-disparagement obligations set forth in Paragraph 6(b) of the Employment Agreement and Paragraph 7 of this Agreement, and the Employee expressly acknowledges that the Non-Competition Agreement and Employee's non-disparagement obligation in Paragraph 6(b) of the Employment Agreement remain in full force and effect in accordance with their terms.

24.           This Agreement shall be construed and enforced in accordance with the laws of the State New York without reference to its or any other state’s conflicts of law rules.

25.           This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.   Either Party's  facsimile, PDF'd, or emailed signature shall be deemed to be an original signature for all purposes.

26.           The Employee acknowledges that he has had adequate time to review this Agreement, that he has been advised by the Company to consult with legal counsel of  his choosing regarding this Agreement, and that he enters into this Agreement freely, knowingly, and voluntarily.

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IN WITNESS WHEREOF, the Parties hereto have executed this  Agreement as of the date specified below.

INUVO, INC.

By:	/s/ Richard Howe
Name:	Richard Howe
Title:	Chairman

Date: 12/19/12

/s/ Peter A. Corrao
Peter A. Corrao

Date: 12/19/12